Exhibit 99.1

Waytronx, Inc. Retires an Additional $4,000,000 in Debt and Extends Maturity Date of Acquisition Note to May 2018

TUALATIN, Ore. – September 9, 2010 – Waytronx, Inc. (OTCBB: WYNX), a platform company dedicated to the acquisition, development, and commercialization of new, innovative technologies, today announced that it has implemented the final portion of its strategic financial re-structuring by reaching an agreement with the prior owners of its wholly owned subsidiary, CUI, Inc., to reduce the balance remaining on the $14,000,000 term note used to acquire CUI to $10,309,000 with an annual interest rate of 6%.  In addition, those prior owners, IED, Inc., agreed to extend the maturity date of the note by seven (7) years, from May 2011 to May 2018.

The terms of the note revision call for Waytronx to make principal payments to IED of $1,500,000 due on or before December 1, 2010 and $188,000 during the first quarter of 2011.  In exchange, IED has agreed to immediately forgo $1,588,000 in principal and $725,000 in accrued interest.  Even more significantly, the agreement extends what had been a short-term debt, due and payable in May 2011, to long-term debt, due and payable in May 2018.

In the meantime, IED has agreed to accept interest only payments reducing Waytronx’s monthly interest/principal expenses from a high of approximately $400,000 per month immediately following the acquisition of CUI to approximately $160,000 per month now (included in both figures are interest expense and non-cash interest expense – intrinsic value of convertible debt, amortization of debt offering costs, and amortization of debt discount).

Immediately following the acquisition of CUI in May 2008, Waytronx was burdened with approximately $40,000,000 in debt and interest/principal expense amounting to more than $400,000 per month.  In the approximate two (2) years since that acquisition, the company has been able reduce to its total debt, excluding its recently announced Wells Fargo working line-of-credit and Japanese subsidiary debts, to less than $15,000,000 – a total reduction of more than $25,000,000.

Significantly, this dramatic reduction in debt was accomplished with less than a twenty-six percent (26%) dilution to the company and its current shareholders.

William Clough, chief executive officer and president of Waytronx, stated, “The retirement and extension of this debt under these circumstances demonstrates the confidence that these investors have in our performance to-date and our plans moving forward.  The company is grateful to these individuals for putting us in a position where we can now service all of our debt from cash flow, while continuing to focus on our core business and bringing exciting new technologies to the market.”

“We intend to continue our efforts to expand our product lines; form strategic alliances with companies like Power One, California Power Research, and GL Industrial Services; increase our market share; and organically grow our business,” Clough concluded.  “In short, we intend to continue to earn the confidence and trust our investors and IED have placed in us.”

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is developing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others, utilizing its patented WayCool™/WayFast™ hybrid mesh architecture.  In addition, through its acquisition of CUI in May 2008, Waytronx has developed the infrastructure, expertise, and platform necessary to acquire, develop, and commercialize new technologies.  For its part, CUI is a solutions provider of electromechanical components and industrial controls for OEM manufacturing. Since its inception in 1989, CUI has been delivering quality products, extensive application solutions, and superior personal service.  CUI’s solid customer commitment and honest corporate message are a hallmark in the industry.

Waytronx also holds CUI-Japan as a wholly owned subsidiary and Comex Electronics as a partially owned subsidiary (49%).  CUI-Japan and Comex are Japanese solutions provider of electromechanical components and industrial controls for OEM manufacturing.  For more information, please visit www.waytronx.com and www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products.  These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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Media Contact:	Investor Relations:

Maggie Lefor	Fred Schultz
CUI	760-429-7775
503-612-2300	760-855-8880
info@waytronx.com	fschultz@waytronx.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc. Other names and brands are the property